                                                                  Rule 424(b)(3)
                                                                      333-112274


            Addendum to Prospectus Supplement Dated February 27, 2004

                                                      Dated:  June 1, 2005

                                 STATE OF ISRAEL
                   EIGHTH INFRASTRUCTURE AND ABSORPTION ISSUE
                                 $2,100,000,000
                        ZERO COUPON DOLLAR SAVINGS BONDS


The purchase price of each State of Israel Eighth Infrastructure and Absorption Issue Zero Coupon Dollar Savings Bond due to mature ten years from the Issue Date during the Sales Period commencing on June 1, 2005 and terminating on June 30, 2005 is $3,666 representing an effective yield to maturity of 5.05%.

Effective as of May 1 2005, the aggregate maturity amount of the Eighth Infrastructure and Absorption Issue Zero Coupon Dollar Savings Bonds offered under this prospectus has been increased to $2,100,000,000.

To ensure purchase of a Bond at such interest rate, all supporting documentation must be received in a form acceptable to Israel and the full purchase must be accepted by Israel by June 27, 2005.